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                          MANAGEMENT SERVICES AGREEMENT

         SYNERGEX INTERNATIONAL CORPORATION, a California corporation with its principal place of business at 2330 Gold Meadow Way, Gold River, California 95670 ("Synergex"), and REGISTRY MAGIC INCOPORATED, a Florida corporation with its principal place of business at 3998 FAU Boulevard, Suite 200-105, Boca Raton, Florida 33431 ("RMAG"), agree as follows:

         1. TERM. This Agreement will commence effective as of February 24, 2000, and will continue in effect until May 23, 2000 (the "Initial Term"), and thereafter for successive one-month terms, unless terminated as provided in
Section 7 below.

         2. SERVICES TO BE PROVIDED. Synergex will provide such executive, accounting, sales, marketing and other management services as are agreed upon by the parties, including sales and marketing assistance, preparation of marketing and business plans, preparation of periodic income and cash flow statements, assisting in the preparation of 10-Qs and other SEC filings, supervision of staff, reviewing transactions and closing the books and records at the end of each month (the "Services"). Synergex personnel will coordinate with and report to Lawrence Cohen and David Kaye.

         3. FEES AND EXPENSES. RMAG will pay to Synergex a monthly fee during the term of this Agreement. During the Initial Term, the fee will be Ten Thousand Dollars ($10,000) per month, plus all out-of-pocket travel expenses reasonably incurred in connection with the Services. During any successive terms, the fee will be as agreed by the parties; provided, however, that the monthly fee during any successive term shall not be lower than the fee during the Initial Term unless Synergex's duties are decreased proportionately. RMAG also shall pay, or reimburse Synergex for, any services which are performed by a third party and approved in advance by RMAG. The first monthly fee ($10,000) shall be paid within five days after execution of this Agreement; thereafter, each monthly fee ($10,000) shall be payable in advance on or before the twenty-fourth (24th) day of each month during the Term. In addition, in the event that the planned merger between Synergex and RMAG (the "Merger") does not close, RMAG shall pay Synergex an additional fee equal to the product of Ten Thousand Dollars ($10,000) times the number of months (and fraction of final month as applicable) from the effective date of this Agreement until termination or expiration. Expenses provided for by this Agreement shall be paid by RMAG within ten (10) days after receipt by RMAG of Synergex's invoices, which shall be submitted not more often than monthly.

         4. MANNER AND DELIVERY OF SERVICES. With due regard to operating schedules and requirements of RMAG, Synergex will determine the specific time and place for performance of the Services and will have sole control over the method and manner by which Synergex provides the Services. All Services performed by Synergex will be performed in a professional manner and in compliance with the reasonable quality standards set by RMAG.

         5. INDEPENDENT CONTRACTOR STATUS; EMPLOYEES. RMAG and Synergex agree that Synergex will perform all of the Services as an independent contractor, and not as an




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employee, joint venturer or partner of RMAG. All staff required in the performance of the Services will be employees or agents of Synergex. Synergex will be responsible for federal, state and local taxes resulting from Synergex's Services.

         6. CONDUCT. At all times during the term of this Agreement, Synergex and its agents and employees will act in accordance with all applicable federal, state and local laws and regulations.

         7. TERMINATION.

                  7.1. After the Initial Term, either party may terminate this Agreement, with or without cause, upon fifteen (15) days' prior written notice to the other party. In addition, the Agreement will automatically terminate in the event, and on the date, that the Merger closes.

                  7.2. Should Synergex default in the performance of the Agreement or materially breach any of its terms, RMAG, at its option, may terminate this Agreement immediately by giving written notice of such termination to Synergex. For the purpose of this Section 7, default or material breach includes, but is not limited to, failure to complete the Services in a timely manner, habitual neglect or intentional wrongdoing in the performance of Synergex's duties, Synergex's breach of Section 8 regarding Confidential Information and Inventions or the filing of a petition for bankruptcy by or against Synergex.

                  7.3. All accrued and unpaid sums due Synergex will be paid within thirty (30) days after termination of this Agreement.

         8. CONFIDENTIAL INFORMATION AND INVENTIONS. Each of the parties have previously executed or will execute nondisclosure agreements with the other regarding the disclosure of proprietary and confidential information. Such agreements shall remain in effect and continue to apply with regard to the exchange of information hereunder that constitutes confidential information under the terms of such agreements, respectively.

         9. MISCELLANEOUS.

                  9.1. ENTIRE AGREEMENT. This document constitutes the entire agreement between the parties, all oral agreements being merged herein, and supersedes all prior representations. There are no representations, agreements, arrangements or understandings, oral or written, between the parties relating to the subject matter of this Agreement that are not fully expressed herein.

                  9.2. MODIFICATION OR AMENDMENT. The provisions of this Agreement may be modified at any time by agreement of the parties. Any such agreement hereafter made shall be ineffective to modify this Agreement in any respect unless in writing and signed by the parties against whom enforcement of the modification or discharge is sought.




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                  9.3. WAIVER. Any of the terms or conditions of this Agreement may be waived at any time by the party entitled to the benefit thereof, but no such waiver shall affect or impair the right of the waiving party to require observance, performance or satisfaction either of that term or condition as it applies on a subsequent occasion or of any other term or condition hereof.

                  9.4. NON-ASSIGNABILITY. This Agreement shall not be assigned by any party without the prior written consent of the other parties.

                  9.5. SUCCESSION. Subject to the provisions otherwise contained in this Agreement, this Agreement shall inure to the benefit of and be binding on the successors and assigns of the respective parties.

                  9.6. NOTICES. Any notice under this Agreement shall be in writing, and any written notice or other document shall be deemed to have been duly given (i) on the date of personal service on the parties, (ii) on the third business day after mailing, if the document is mailed by registered or certified mail, (iii) one day after being sent by professional or overnight courier or messenger service guaranteeing one-day delivery, with receipt confirmed by the courier, or (iv) on the date of transmission if sent by telegram, telex, telecopy or other means of electronic transmission resulting in written copies, with receipt confirmed. Any such notice shall be delivered or addressed to the parties at the addresses set forth above or at the most recent address specified by the addressee through written notice under this provision. Failure to conform to the requirement that mailings be done by registered or certified mail shall not defeat the effectiveness of notice actually received by the addressee.

                  9.7. COUNTERPARTS. This Agreement may be executed in any number of counterparts with the same effect as if the parties had all signed the same document. All counterparts shall be construed together and shall constitute one agreement.

                  9.8. GOVERNING LAW. The rights and obligations of the parties and the interpretation and performance of this Agreement shall be governed by the law of California, excluding its conflict of laws rules.

REGISTRY MAGIC INCORPORATED          SYNERGEX INTERNATIONAL CORPORATION


By:                                  By
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         (Lawrence Cohen)                        (Michele C. Wong)
Its Chairman                           Its President and Chief Executive Officer




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